Exhibit 99.7

Ford Motor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended June 30, 2003 and 2002
(in millions)

	First Half

	2003	2002

	(unaudited)
Cash and cash equivalents at January 1	$12,250	$7,197

Cash flows from operating activities before securities trading	14,192	16,178
Net sales/(purchases) of trading securities	(370)	(3,826)

Net cash flows from operating activities	13,822	12,352

Cash flows from investing activities
Capital expenditures	(3,533)	(3,236)
Acquisitions of receivables and lease investments	(28,962)	(44,454)
Collections of receivables and lease investments	18,800	27,078
Net acquisitions of daily rental vehicles	(1,545)	(1,896)
Purchases of securities	(4,574)	(1,350)
Sales and maturities of securities	2,469	1,166
Proceeds from sales of receivables and lease investments	13,573	19,430
Proceeds from sale of businesses	281	—
Cash paid for acquisitions	—	(22)
Other	452	381

Net cash (used in)/provided by investing activities	(3,039)	(2,903)

Cash flows from financing activities
Cash dividends	(366)	(369)
Net sales/(purchases) of Common Stock	(3)	92
Proceeds from mandatorily redeemable convertible preferred securities	—	4,900
Changes in short-term debt	(2,461)	(7,020)
Proceeds from issuance of other debt	8,545	12,624
Principal payments on other debt	(12,943)	(14,656)
Repayment of debt from discontinued operations	1,421	—
Other	43	464

Net cash (used in)/provided by financing activities	(5,764)	(3,965)

Effect of exchange rate changes on cash	415	324

Net increase/(decrease) in cash and cash equivalents	5,434	5,808

Cash and cash equivalents at June 30	$17,684	$13,005